Exhibit 10.1

This ASSET MANAGEMENT AGREEMENT (this “Agreement”) is entered into on March 31, 2015 and effective as of April 1, 2015 (the “Effective Date”), among ALTISOURCE RESIDENTIAL CORPORATION, a Maryland corporation (“Residential”), ALTISOURCE RESIDENTIAL, L.P., a Delaware limited partnership (the “Partnership”), and ALTISOURCE ASSET MANAGEMENT CORPORATION, a U.S. Virgin Islands corporation (the “Manager”) (collectively, the “Parties”).
RECITALS
WHEREAS, Residential and the Partnership desire to retain the Manager as their exclusive provider of asset management and corporate governance services, on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services;
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the Parties hereby agree as follows:
Section 1.Termination of Original Agreement and Payment.
(a)    No later than 12:00 p.m., Eastern Time, on April 3, 2015, the Manager shall pay and Residential shall receive by wire transfer $2,000,000 in respect of certain costs in connection with this Agreement and the termination of the Original Agreement.
(b)    As of the Effective Date, the Original Agreement is hereby terminated and shall be of no force or effect. Neither Residential nor any Subsidiary (including the Partnership) shall pay, or cause to be paid, any amount, compensation, termination fee or penalty in connection with the termination of the Original Agreement.
(c)    Notwithstanding the termination of the Original Agreement and the Effective Date of this Agreement, the fee payable to the Manager with respect to Residential’s regular dividend for the first quarter of 2015 shall be equal to the average of (i) the aggregate amounts payable in respect of the first quarter of 2015 under the Original Agreement, and (ii) the aggregate amounts that would have been payable in respect of the first quarter of 2015 had this Agreement been in effect, which is agreed to be $15,650,000. The Parties agree that immediately following the closing of the 2015 fiscal year, Residential and the Manager shall recalculate the fees payable for the first quarter of 2015 under the Original Agreement and this Agreement based upon a distribution of 25% of the sum of the following 2015 full year amounts for Residential and the Partnership: (i) DIF Distribution plus (ii) the Base Management Fee and the Conversion Fee.  Based upon the calculation in the preceding sentence, the fees payable under the Original Agreement and this Agreement will be recalculated and averaged to determine the revised Incentive Fee for the first quarter (the “Q1-2015 Revised Management Fee”). The Q1-2015 Revised Management Fee will be compared to the amount calculated and paid pursuant this Section 1(c) (equal to $15,650,000) (the “Section 1C Amount”).  If the Section 1C Amount exceeds the Q1-2015 Revised Management Fee, then the Manager will pay in cash to Residential such excess amount within 30 calendar days.
Section 2.    Definitions.

(a)    The following terms shall have the meanings set forth in this Section 2(a):
“AAA” shall mean the American Arbitration Association.
“Abandonment Decision” shall mean the decision to abandon, or exit the Single-Family Rental Business or any other line of business in which Residential or any Subsidiary participates or operates, and in connection therewith to direct the Manager to sell, dispose of, transfer, or convey any Single-Family Rental Assets or any other assets or investments in any other such line of business.
“Adjusted DIF Remainder” means the DIF Remainder minus the Cumulative Deficit DIF Remainder.
“Affiliate” shall mean, with respect to a Person, (a) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (b) any executive officer, employee or general partner of such Person, (c) any member of the board of directors or board of managers (or other body performing similar functions) of such Person, and (d) any legal entity for which such Person acts as an executive officer or general partner; provided that, for the avoidance of doubt, a Person shall not be deemed to be an Affiliate or to have control solely by virtue of such Person’s ownership of securities of a Person where such ownership is less than 35%.
“AFFO” shall mean net income attributable to holders of Common Stock calculated in accordance with GAAP plus real estate depreciation expense minus recurring capital expenditures on all Real Estate Assets owned by Residential or any Subsidiary, and making such other adjustments as are approved in good faith by the Board of Directors, including a majority of the Independent Directors, after discussions with the Manager.
“Agreement” shall have the meaning set forth in the introductory paragraph.
“Arbitrator” shall have the meaning set forth in Section 7(b)(i) of this Agreement.
“Automatic Renewal Condition” shall mean the Manager has delivered an average annual Return on Invested Capital (i), for purposes of the Initial Term, over the initial fourteen (14) years of the Initial Term that equals or exceeds 7.0% per annum, and (ii) for purposes of the First Renewal Term, over the initial four (4) years of the First Renewal Term that equals or exceeds 7.0% per annum.
“Bankruptcy” shall mean, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty (60) day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.
“Base Fee Computation” shall mean the Manager’s calculation of the Base Management Fee for each fiscal quarter.
“Base Management Fee” shall mean an amount equal to the product of the Base Management Fee Percentage multiplied by the average Invested Capital for the fiscal quarter multiplied by 0.25. The Base Management Fee shall be pro-rated for partial periods, to the extent necessary, based on the number of days elapsed or remaining in such period, as the case may be (including any calendar quarter during which any Effective Termination Date occurs).
“Base Management Fee Percentage” shall mean 1.5% per annum; provided, however, that, subject to the last sentence of this definition, on such date as Residential has more than 2,499 Single-Family Rental Assets Actually Rented, the Base Management Fee Percentage shall increase to 1.75% per annum, and on such date as Residential has more than 4,499 Single-Family Rental Assets Actually Rented, the Base Management Fee Percentage shall increase to 2.0% per annum, subject to the following additional conditions: (a) at any time when the Base Management Fee Percentage is set at 2.0% per annum, the Base Management Fee Percentage shall be reduced to 1.75% per annum in the event the number of Single-Family Rental Assets Actually Rented decreases to less than 4,500; (b) at any time when the Base Management Fee Percentage is set at 1.75% per annum, the Base Management Fee Percentage shall be reduced to 1.5% per annum in the event the number of Single-Family Rental Assets Actually Rented decreases to less than 2,500; and (c) after the number of Single-Family Rental Assets Actually Rented decreases to less than 2,500 or 4,500, respectively, if the number of Single-Family Rental Assets Actually Rented again exceeds 2,499 and 4,499, respectively, the Base Management Fee shall again increase to 1.75% per annum and 2.0% per annum, respectively. For each fiscal quarter, the Base Management Fee Percentage shall be set based on the number of Single-Family Rental Assets Actually Rented on the last Business Day of the preceding fiscal quarter. For the avoidance of doubt, the Base Management Fee Percentage at the beginning of any fiscal quarter shall apply for the duration of such fiscal quarter, regardless of whether the number of Single-Family Rental Assets Actually Rented exceeds 2,500 or 4,500 during such quarter.
“Board of Directors” shall mean the Board of Directors of Residential.
“BPO Value” shall mean the stated dollar value contained in a written opinion of the fair market value of the Single-Family Rental Asset as a rental property, dated no earlier than thirty (30) days after the date such Single-Family Rental Asset becomes a Single-Family Rental Asset Actually Rented and given by a licensed real estate agent or broker (such agent or broker being independent from each of the Parties), which shall include three comparable sales and three comparable listings and shall assume a marketing period for such Single-Family Rental Asset of one hundred eighty (180) days.
“Business Day” shall mean any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Cause Event” shall have the meaning set forth in Section 14(a) of this Agreement.
“Cause Termination Fee” shall have the meaning set forth in Section 14(b) of this Agreement.
“Cause Termination Notice” shall have the meaning set forth in Section 14(b) of this Agreement.
“Change of Control” shall mean (a) the consummation of any sale, lease, transfer, conveyance or other disposition (including by way of liquidation or dissolution of a Person or one or more of its subsidiaries), in a single transaction or in a related series of transactions, of all or substantially all of the assets of a Person and its subsidiaries, taken as a whole, in the case of a Residential Change of Control, to any other unaffiliated Person or Group and, in the case of a Change of Control of the Manager, to any other Person or Group, neither of which is, immediately after giving effect thereto, a subsidiary of such Person; (b) in the case of a Residential Change of Control, any unaffiliated Person or Group and, in the case of a Change of Control of the Manager, any Person or Group, becoming, in a single transaction or in a related series of transactions, whether by way of purchase, acquisition, tender, exchange or other similar offer or recapitalization, reclassification, consolidation, merger, share exchange, scheme of arrangement or other business combination transaction, the beneficial owner of more than 50% of the combined voting power of the outstanding voting stock or equivalent voting interest of such Person entitled to vote generally in the election of directors (or Persons performing a similar function); or (c) the consummation of any recapitalization, reclassification, consolidation, merger, share exchange, scheme of arrangement or other business combination transaction immediately following which the beneficial owners of the voting stock or equivalent voting interest of such Person entitled to vote generally in the election of directors (or Persons performing a similar function) immediately prior to the consummation of such transaction do not beneficially own more than 50% of the combined voting power of the outstanding voting stock or equivalent voting interest of such Person entitled to vote generally in the election of directors (or Persons performing a similar function) of the entity resulting from such transaction (including an entity that, as a result of such transaction, owns such Person or all or substantially all of the assets of such Person and its subsidiaries, taken as a whole, either directly or indirectly through one or more subsidiaries of such entity) in substantially the same proportion as their beneficial ownership of the voting stock or equivalent voting interest of such Person entitled to vote generally in the election of directors (or Persons performing a similar function) immediately prior to such transaction.
“Change of Control Termination Fee” shall have the meaning set forth in Section 16 of this Agreement.
“Change of Control Termination Notice” shall have the meaning set forth in Section 16 of this Agreement
“Claim” shall mean any claim, suit, action or proceeding.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Common Stock” shall mean the Common Stock, $0.01 par value per share, of Residential.
“Competitive Activity” shall mean (a) the acquisition or sale of portfolios of REO Properties, (b) the carrying on of the Single-Family Rental Business, (c) the acquisition or sale of Real Estate Assets, (d) the purchase of portfolios of sub-performing or non-performing residential mortgage loans or (e) any other activity which Residential or any Subsidiary engages in and for which the Manager provides asset management and corporate governance services with respect thereto; provided that the definition of Competitive Activity shall not include (x) any lending or insurance activities or (y) any activity engaged in or in connection with which the Manager is providing substantial services to Persons other than Residential or any Subsidiary prior to the date on which the Board of Directors directs the Manager to engage in such activity.
“Conduct Policies” shall mean Residential’s Code of Business Conduct and Ethics and Corporate Governance Guidelines and other compliance and governance policies and procedures required under the Exchange Act or the Securities Act, or by the NYSE or any exchange on which the securities of Residential or any Subsidiary may be listed, if any.
“Confidential Information” shall mean any and all non-public information, written or oral, obtained by it in connection with the services rendered under this Agreement.
“Conversion Fee” shall mean 1.5% of the sum of the BPO Values of all Single-Family Rental Assets Actually Rented, when first rented, during the applicable quarter; provided that the Manager shall not be entitled to more than one Conversion Fee for each Single-Family Rental Asset. For the avoidance of doubt, once the Conversion Fee has been paid for a Single-Family Rental Asset, the Manager shall not, under any circumstance, receive any additional Conversion Fee for such Single-Family Rental Asset.
“Conversion Fee Computation” shall mean the Manager’s calculation of the Conversion Fee for each fiscal quarter.
“Cumulative Deficit DIF Remainder” means, for any fiscal quarter, the sum of the Deficit DIF Remainder for the immediate prior seven fiscal quarters; provided, that the Cumulative Deficit DIF Remainder shall not be less than zero.
“Dedicated Officer” shall have the meaning set forth in Section 3(r).
“Deficit DIF Remainder” means, for any fiscal quarter, (a) if the DIF Remainder for such quarter is less than zero, the excess of zero over the DIF Remainder and (b) if the DIF Remainder for such quarter is greater than or equal to zero, the negative of the lesser of (i) the Cumulative Deficit DIF Remainder and (ii) the DIF Remainder.
“DIF Distribution” shall mean, for any fiscal quarter, an amount equal to 100% of taxable income attributable to holders of Common Stock plus the Incentive Fee, plus depreciation from Single-Family Rental Assets minus recurring capital expenditures from Single-Family Rental Assets, as reasonably determined by the Board of Directors, minus any reserves (the “Reserves”)

established with respect to such fiscal quarter, and any increase in reserves established with respect to prior quarters, in such amounts as the Board of Directors determines in its reasonable discretion to be necessary or appropriate (x) to provide for the proper conduct of the business and affairs of Residential and the Subsidiaries (including, without limitation, reserves for future capital expenditures or the purchase or other acquisition of Real Estate Assets) or (y) because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which Residential or any of the Subsidiaries is a party or by which any of them is bound or by which any of their assets are subject (such amount, the “DIF Distribution Amount”); provided that, if the available cash is less than the DIF Distribution Amount, then the DIF Distribution shall be equal to the available cash; provided, further, that if a lender limits distributions to 100% of taxable income, or such other limitation imposed by a lender, the DIF Distribution would be the lesser of (a) the sum of (i) taxable income, or such other limitation imposed by the lender, and (ii) the Incentive Fee, minus (iii) the Reserves (without double counting) or (b) the sum of (i) taxable income, or such other limitation imposed by the lender, (ii) the Incentive Fee and (iii) depreciation minus recurring capital expenditures on all Single-Family Rental Assets owned by Residential or any Subsidiary, minus the Reserves (without double counting). For purposes of the DIF Distribution, depreciation will equal the depreciation deduction for the period determined in accordance with the Code. For the avoidance of doubt, in no event shall the DIF Distribution be less than the aggregate amount of cash set aside for any fiscal quarter for distributions on Common Stock and the Incentive Fee as authorized by the Board of Directors in its absolute discretion.

“DIF Remainder” shall mean the DIF Distribution minus the Return of Capital Distribution minus the Investor Return Hurdle Amount. Solely for purposes of the Incentive Fee, if the DIF Remainder is less than or equal to $0, then the Incentive Fee shall be equal to $0.
“Dispute” shall mean any and all disputes, differences and controversies relating to a Payment Dispute that are not resolved within the Negotiation Period.
“Effective Date” shall have the meaning set forth in the introductory paragraph.
“Effective Termination Date” shall mean the earlier of the date this Agreement is terminated pursuant to its terms or the date Residential, acting for itself or the Partnership, or the Manager elects not to renew this Agreement.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Expense Budget” shall have the meaning set forth in Section 5(e) of this Agreement.
“Expense Fee Computation” shall have the meaning set forth in Section 5(c) of this Agreement.
“First Renewal Term” shall have the meaning set forth in Section 13(a) of this Agreement.
“GAAP” shall mean U.S. generally accepted accounting principles.

“Good Reason Event” shall have the meaning set forth in Section 13(e) of this Agreement.
“Governing Instruments” shall mean, with regard to any entity, the charter, articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the trust instrument in the case of a trust, the certificate of limited partnership and the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement in the case of a limited liability company, or similar governing documents, in each case as amended.
“Gross Proceeds” shall mean the total amount raised before costs in any issuance of shares of Common Stock.
“Group” shall mean a group of Persons within the meaning of Section 13(d)(3) of the Exchange Act.
“Hurdle Rate” shall mean 7.0% per annum; provided, however, that on January 1 of each year, the Hurdle Rate will be adjusted to equal the then six-month average 10-year Treasury Bond Rate plus 6.25% minus the 10-year Treasury Bond Rate on the date of this Agreement, which is agreed to be 1.96%; provided, further, however, that in no event shall the Hurdle Rate be less than 7.0% per annum or more than 8.25% per annum.
“Incentive Fee” shall mean an amount equal to the product of (a) the Adjusted DIF Remainder multiplied by (b) the Incentive Fee Percentage; provided, that if the Adjusted DIF Remainder or the DIF Remainder is less than or equal to $0, then the Incentive Fee shall be equal to $0. The Incentive Fee shall be pro-rated for partial periods, to the extent necessary, based on the number of days elapsed or remaining in such period, as the case may be (including any calendar quarter during which any Effective Termination Date occurs).
“Incentive Fee Computation” shall mean the Manager’s calculation of the Incentive Fee for each fiscal quarter.
“Incentive Fee Percentage” shall mean 20%; provided, however, that, subject to the last sentence of this definition, on such date as Residential has more than 2,499 Single-Family Rental Assets Actually Rented, the Incentive Fee Percentage shall be increased to 22.5%, and on such date as Residential has more than 4,499 Single-Family Rental Assets Actually Rented, the Incentive Fee Percentage shall be increased to 25%, subject to the following additional conditions: (a) any time when the Incentive Fee Percentage is set at 25%, the Incentive Fee Percentage shall become 22.5% in the event the number of Single-Family Rental Assets Actually Rented decreases to less than 4,500; (b) at any time when the Incentive Fee Percentage is set at 22.5%, the Incentive Fee Percentage shall become 20% in the event the number of Single-Family Rental Assets Actually Rented decreases to less than 2,500; and (c) after the number of Single-Family Rental Assets Actually Rented decreases to less than 2,500 or 4,500, respectively, if the number of Single-Family Rental Assets Actually Rented again exceeds 2,499 and 4,499, respectively, the Incentive Fee Percentage shall again increase to 22.5% and 25%, respectively. For each fiscal quarter, the Incentive Fee Percentage shall be adjusted, as necessary, based on the number of Single-Family Rental Assets Actually Rented on the last Business Day of the preceding fiscal quarter. For the avoidance of doubt, the Incentive Fee Percentage at the beginning of any fiscal quarter shall apply for the duration of such fiscal quarter, regardless of whether the number of Single-Family Rental Assets Actually Rented exceeds 2,500 or 4,500 during such quarter.
“Indemnified Party” shall have the meaning set forth in Section 11(c) of this Agreement.
“Independent Directors” shall mean the members of the Board of Directors who are not directors, officers or employees of the Manager, any Manager Related Party or of any Person or entity directly or indirectly controlling or controlled by or under common control with the Manager or any Manager Related Party, and who are otherwise “independent” in accordance with Residential’s Governing Instruments and the rules of the NYSE or such other securities exchange on which the shares of Common Stock are listed.
“Initial Term” shall have the meaning set forth in Section 13(a) of this Agreement.
“Invested Capital” shall mean (a) the sum of (i) the initial capital contribution at the time of the Spinoff of $100 million, (ii) the Gross Proceeds from any issuances of shares of Common Stock subsequent to the Spinoff and (iii) the market value of any shares of Common Stock issued by Residential to the Manager based on the VWAP of the Common Stock as of the second Business Day prior to the issuance of such shares of Common Stock subsequent to the Spinoff minus (b) (i) the gross costs of any redemption or repurchases of Common Stock subsequent to the Spinoff and (ii) the sum of the Return of Capital Distributions for each completed fiscal quarter subsequent to the Spinoff; provided that, if Invested Capital is less than $0, then Invested Capital shall equal $0. As of the Effective Date, the total amount of Invested Capital is $1,267,164,500. Notwithstanding anything in this Agreement to the contrary, Invested Capital shall not include the proceeds from any issuance of shares of Preferred Stock, preferred partnership units or similar securities, including, without limitation, any securities convertible or exchangeable into Common Stock.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.
“Investment Guidelines” shall have the meaning set forth in Section 3(b) of this Agreement.
“Investor Return Hurdle Amount” shall mean, with respect to any fiscal quarter, (a) the Hurdle Rate then in effect multiplied by (b) the weighted average Invested Capital for that quarter multiplied by (c) 0.25.
“Losses” shall have the meaning set forth in Section 11(a) of this Agreement.
“Manager” shall have the meaning set forth in the introductory paragraph.
“Manager Indemnified Party” shall have the meaning set forth in Section 11(a) of this Agreement.

“Manager Permitted Disclosure Parties” shall have the meaning set forth in Section 10 of this Agreement.
“Manager Related Party” means (a) any Person who is, or at any time since the beginning of the Manager’s last fiscal year was, a director or executive officer of the Manager or a nominee to become a director or officer of the Manager; (b) any Person who is the beneficial owner of more than 10% of any class of the Manager’s securities and any Vendor affiliated with such Person; (c) any immediate family member of any of the foregoing Persons (which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of any of the foregoing Persons); or (d) any firm, corporation or other entity in which any of the foregoing Persons is employed or is a general partner or principal or in a similar position or in which such Person has a 10% or greater beneficial ownership interest.
“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the indebtedness evidenced by a mortgage note.
“Negotiation Period” shall have the meaning set forth in Section 7(a) of this Agreement.
“NYSE” shall mean the New York Stock Exchange.
“Original Agreement” shall mean the Asset Management Agreement, dated as of December 21, 2012, by and among Residential, the Partnership and the Manager.
“Overpayment” shall have the meaning set forth in Section 6(d) of this Agreement.
“Parties” shall have the meaning set forth in the introductory paragraph.
“Partnership” shall have the meaning set forth in the introductory paragraph.
“Payment Computation” shall have the meaning set forth in Section 7(a) of this Agreement.
“Payment Dispute” shall have the meaning set forth in Section 7(a) of this Agreement.
“Payment Dispute Notice” shall have the meaning set forth in Section 7(a) of this Agreement.
“Performance Default Event” shall mean the failure of Residential to achieve a 7.0% per annum or greater PDE Return on Invested Capital for each year in any two consecutive fiscal years beginning after the Third Anniversary. For purposes of the Performance Default Event only, the “PDE Return on Invested Capital” shall be equal to the DIF Distribution without taking into account Reserves for such period, divided by the average Invested Capital for such period.

“Performance Default Event Termination Fee” shall have the meaning set forth in Section 13(d) of this Agreement.
“Performance Default Event Termination Notice” shall have the meaning set forth in Section 13(d) of this Agreement.
“Person” shall mean any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture or unincorporated association; any federal, state, county or municipal government or any bureau, department or agency thereof; or any other legal entity and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of Residential.

“Q1-2015 Revised Management Fee” shall have the meaning set forth in Section 1(c) of this Agreement.

“Real Estate Assets” shall mean the following asset classes: (a) single-family residential properties for rental or sale, (b) non-performing and re-performing residential mortgage loans, and (c) any other similar assets or investments as may be agreed to between the Parties.

“Regulation FD” shall mean Regulation FD as promulgated by the SEC.
“REIT” shall mean a real estate investment trust under the Code.
“REO Property” shall mean any Mortgaged Property for which a foreclosure sale, acquisition by deed in lieu of foreclosure or other comparable conversion has occurred, resulting in Residential or any Subsidiary becoming the fee simple owner of such property, free and clear of any mortgage, lien, encumbrance or other charge.
“Residential” shall have the meaning set forth in the introductory paragraph.
“Residential Change of Control” shall mean a Change of Control of Residential.
“Residential Indemnified Party” shall have the meaning set forth in Section 11(c) of this Agreement.
“Return of Capital Distribution” shall mean, with respect to any fiscal quarter, an amount equal to that portion of the cumulative DIF Distribution, since the Effective Date, that exceeds cumulative AFFO before the Incentive Fee, since the Effective Date, less the cumulative Return of Capital Distributions since the Effective Date through the end of the most recent prior quarter, if any.
“Return on Invested Capital” shall mean for any period, the amount equal to the dividend distributions paid to the holders of Common Stock for such period (that is not a Return of Capital Distribution) divided by the average Invested Capital for such period.

“SEC” shall mean the Securities and Exchange Commission.
“Second Renewal Term” shall have the meaning set forth in Section 13(a) of this Agreement.
“Section 1C Amount” shall have the meaning set forth in Section 1(c) of this Agreement.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“SFH Termination Date” shall mean the date nine (9) months or such other time as may be agreed between the Parties after the effective date of an Abandonment Decision relating to the Single-Family Rental Business.
“Single-Family Rental Assets” shall mean any and all assets related or incidental to the Single-Family Rental Business.
“Single-Family Rental Assets Actually Rented” shall mean Single-Family Rental Assets that are subject to valid and enforceable leases at market rents of not less than twelve (12) months.
“Single-Family Rental Business” shall mean all activities, including the management, acquisition, ownership, operation, renovation and rental, associated with single-family home properties actually rented or held for rental to third parties by Residential or any Subsidiary.
“Spinoff” shall mean Residential’s separation from Altisource Portfolio Solutions S.A., a public limited liability company organized under the laws of the Grand Duchy of Luxembourg pursuant to a Separation Agreement, dated as of December 21, 2012.
“Subsidiary” shall mean a corporation, limited liability company, partnership (including the Partnership), joint venture or other entity or organization of which Residential or any other Subsidiary of Residential (a) is a general partner or managing member, or (b) has sole voting power to elect a majority of the board of directors, trustees or other Persons performing similar functions with respect to such entity or organization that is held by Residential or by any one or more Subsidiaries.
“Termination Fee” shall have the meaning set forth in Section 16.
“Termination Fee Computation Notice” shall have the meaning set forth in Section 15(a) of this Agreement.
“Third Anniversary” shall mean April 1, 2018.
“Vendors” shall mean any Person hired or engaged directly or indirectly by the Manager for or on behalf of Residential or any Subsidiary to provide services to Residential or any Subsidiary.

“VWAP” shall mean, for any specified period, the volume-weighted average share price as determined by reference to a Bloomberg terminal.
(b)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified.
(c)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
Section 3.    Duties of the Manager.
(a)    Residential and the Partnership hereby appoint the Manager, as their agent, to manage the investments and day-to-day business and affairs of Residential and each of the Subsidiaries, subject at all times to the further terms and conditions set forth in this Agreement and to the oversight of the Board of Directors. In performing its duties hereunder, the Manager shall act in good faith with due diligence and skill, and use its commercially reasonable best efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, subject to the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties and/or its Affiliates, and except as set forth in Section 17(a), with the consent of the Board of Directors, which shall not be unreasonably withheld.
(b)     The Manager, in its capacity as manager of the investments and the day-to-day business and affairs of Residential and each of the Subsidiaries, at all times will be subject to the terms and conditions of this Agreement (including the Investment Guidelines) and to the oversight of the Board of Directors, will comply with all directions of the Board of Directors, and will have only such functions and authority as set forth herein, including, without limitation, managing Residential’s and each of the Subsidiaries’ investments and day-to-day business and affairs in conformity with the investment guidelines of Residential as approved by the Board of Directors, as may be amended, restated, modified, supplemented or waived pursuant to the approval of the Board of Directors, including a majority of the Independent Directors, from time to time (the “Investment Guidelines”), and other policies that are approved by the Board of Directors. Subject in all respect to the oversight of the Board of Directors and any and all directions of the Board of Directors, the Manager will be responsible for the investments and day-to-day business and affairs of Residential and each of the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the operations of Residential and each of the Subsidiaries, including the investments of Residential and each of the Subsidiaries and their financing, as may be necessary or appropriate, which, with the agreement of Residential and the Manager, may include, without limitation:

(i)advising Residential and each of the Subsidiaries with respect to the establishment and periodic review of the Investment Guidelines for Residential’s and each of the Subsidiaries’ investments, financing activities and operations, any modifications to which must first be approved by the Board of Directors, including a majority of the Independent Directors;

(ii)serving as Residential’s and each of the Subsidiaries’ consultant with respect to investigating, analyzing, evaluating, and selecting possible investment opportunities and acquiring, financing, underwriting, originating, retaining, selling, restructuring or disposing of Real Estate Assets;
(iii)using commercially reasonable efforts to cause expenses incurred by or on behalf of Residential and any of the Subsidiaries to be commercially reasonable or commercially customary or within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;
(iv)negotiating and entering into, on Residential’s and any of the Subsidiaries’ behalf, repurchase agreements, interest rate or currency swap agreements, hedging arrangements, financing arrangements (including one or more credit facilities), foreign exchange transactions, derivative transactions and all other agreements and instruments required or appropriate for Residential and each of the Subsidiaries to conduct their business;
(v)with respect to any prospective investment by Residential or any of the Subsidiaries and any sale, exchange or other disposition of any investment by Residential or any of the Subsidiaries, conducting negotiations on Residential’s and each of the Subsidiaries’ behalf with real estate brokers, sellers, purchasers, and other counterparties and, if applicable, their respective agents, advisors and representatives and investment bankers and owners of privately and publicly held real estate companies;
(vi)engaging and supervising, on behalf of Residential and each of the Subsidiaries, independent contractors to provide real estate, investment banking, securities brokerage, mortgage brokerage, appraisal, engineering, environmental, seismic, insurance, other financial services, due diligence services, underwriting review services, legal and accounting services, leasing, transfer agent and registrar services and all other services as may be required relating to the operations of Residential and the each of Subsidiaries, including the Real Estate Assets;
(vii)coordinating and managing the operations of any joint venture or co-investment interests held by Residential and/or any of the Subsidiaries and conducting all matters with the joint venture or co-investment partners;
(viii)arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote Residential’s and the Subsidiaries’ business;
(ix)preparing and delivering to the Board of Directors, on no less than an annual basis, a comprehensive business plan for Residential and the Subsidiaries, including projections, for the next five (5) fiscal years, which business plan, as updated, shall include a comparison of Residential prior year performance against the previously projected performance;
(x)providing executive and administrative personnel, office space and office services required in rendering services to Residential and each of the Subsidiaries;

(xi)administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary or appropriate to the management of Residential and each of the Subsidiaries, including, without limitation, the collection of revenues and the payment of Residential’s and each of the Subsidiaries’ debts and obligations and maintenance of appropriate information technology services to perform such administrative functions;
(xii)communicating on behalf of Residential and each of the Subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;
(xiii)advising Residential in connection with any decisions or actions required by law or otherwise to be made or taken by the Board of Directors;
(xiv)advising the Board of Directors regarding hedging strategies and engaging in hedging activities on behalf of Residential and each of the Subsidiaries;
(xv)advising Residential regarding the maintenance of Residential’s qualification as a REIT and monitoring compliance with the various REIT qualification tests (including Article VII of the charter of Residential) and other rules set out in the Code;
(xvi)advising Residential and each of the Subsidiaries regarding the maintenance of Residential’s and each of the Subsidiaries’ exemption from regulation as an investment company under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable best efforts to cause Residential and each of the Subsidiaries to maintain such exemption from regulation as an investment company under the Investment Company Act;
(xvii)assisting Residential and each of the Subsidiaries in developing criteria for asset purchase commitments that are specifically tailored to Residential’s and each of the Subsidiaries’ investment objectives and making available to Residential and each of the Subsidiaries the Manager’s knowledge and experience with respect to the Real Estate Assets;
(xviii)furnishing reports and statistical and economic research to Residential and each of the Subsidiaries regarding (a) their activities, (b) services performed for Residential and each Subsidiary by the Manager, including reports with respect to potential conflicts of interest involving the Manager and any Manager Related Party known to the Manager or their Affiliates and the Vendors and (c) risks facing Residential and any Subsidiary and appropriate risk management;
(xix)determining the composition of Residential’s and each of the Subsidiaries’ portfolio of Real Estate Assets, the nature and timing of the changes therein and the manner of implementing such changes (including through the sale or purchase of Real Estate Assets);

(xx)monitoring the operating performance of Real Estate Assets and providing periodic reports (at least quarterly) with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;
(xxi)investing and reinvesting any moneys and securities of Residential and each of the Subsidiaries (including investing in short-term investments pending the acquisition of other Real Estate Assets, payment of fees, costs and expenses) and advising Residential and each of the Subsidiaries as to their capital structure and capital raising and use of proceeds;
(xxii)causing Residential and each of the Subsidiaries to retain qualified accountants, auditors and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;
(xxiii)obtaining insurance in connection with the operation of Residential’s and each of the Subsidiaries’ business;

(xxiv)advising Residential and each of the Subsidiaries on, and preparing, negotiating and entering into, on behalf of Residential and each of the Subsidiaries, application and agreements relating to programs relating to Real Estate Assets established by the U.S. Government;

(xxv)causing Residential and each of the Subsidiaries to qualify to do business in each jurisdiction where such qualification is required and to obtain and maintain all appropriate licenses;
(xxvi)converting Residential’s and any of the Subsidiaries’ acquisitions of sub-performing loans, non-performing loans and REO Properties into Single-Family Rental Assets and the subsequent renovation, leasing, maintenance and other property management of Residential’s and each of the Subsidiaries’ Single-Family Rental Assets, including through the engagement and supervision, on behalf of Residential and each of the Subsidiaries, of property management companies responsible for such activities;
(xxvii)assisting Residential and each of the Subsidiaries in complying with all regulatory requirements applicable to Residential and the Subsidiaries in respect of Residential’s and each of the Subsidiaries’ business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents required under the Securities Act or the Exchange Act, or by the NYSE or of any exchange on which the securities of Residential or any Subsidiary may be listed, and facilitating compliance with the Sarbanes-Oxley Act of 2002, the listing rules of the NYSE or of any exchange on which the securities of Residential or any Subsidiary may be listed, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

(xxviii)assisting Residential and each of the Subsidiaries in taking all necessary action to make required tax filings and reports, including soliciting stockholders and partners for required information to the extent required by the provisions of the Code applicable to REITs, and providing all other necessary tax services for Residential and each of the Subsidiaries;
(xxix)handling all litigation, claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which Residential and/or any of the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager and any Manager Related Party or their Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;
(xxx)representing and making recommendations to Residential and each of the Subsidiaries in connection with the purchase and financing of, and commitment to purchase and finance, Real Estate Assets and the sale and commitment to sell such assets;
(xxxi)advising Residential and each of the Subsidiaries with respect to and structuring long-term financing vehicles for the Real Estate Assets, and offering and selling securities publicly or privately in connection with any such structured financing;
(xxxii)advising Residential and each of the Subsidiaries with respect to decisions regarding any of Residential’s and the Subsidiaries’ financings, securitizations, hedging activities or borrowings, including (1) assisting Residential and each of the Subsidiaries in developing criteria for debt and equity financing that are specifically tailored to Residential’s and each of the Subsidiaries’ investment objectives, (2) advising Residential and each of the Subsidiaries with respect to obtaining appropriate short-term financing for Residential’s investments and pursuing a particular arrangement for each individual investment, if necessary or appropriate, and (3) advising Residential and each of the Subsidiaries with respect to pursuing and structuring long-term financing alternatives for their investments, in each case consistent with the Investment Policies;
(xxxiii) performing such other services as may be required or appropriate from time to time for the management and other activities relating to the operations, assets and business of Residential and each of the Subsidiaries as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and
(xxxiv)using commercially reasonable best efforts to cause Residential and each of the Subsidiaries to comply with all applicable laws.
Without limiting the foregoing, the Manager will perform portfolio management services on behalf of Residential and each of the Subsidiaries with respect to their investments. Such services will include, but not be limited to, consulting with the Board of Directors on the purchase and sale of, and other investment opportunities in connection with, Residential’s and each Subsidiary’s portfolio of assets; the collection of information and the submission of reports pertaining to Residential’s and such Subsidiary’s or Subsidiaries’ interest rates and general economic conditions; periodic review and evaluation of the performance of Residential’s and each of the

Subsidiaries’ portfolio of assets; acting as liaison between Residential and each of the Subsidiaries; and other customary functions related to portfolio management.
(c)    For the period and on the terms and conditions set forth in this Agreement, Residential and each of the Subsidiaries hereby constitute, appoint and authorize the Manager, and any officer of the Manager acting on their behalf from time to time, as Residential’s and each of the Subsidiaries’ true and lawful agent and attorney-in-fact, in their name, place and stead, to negotiate, execute and deliver any certificates, instruments, agreements, authorizations and other documentation in the name and on behalf of Residential and each of the Subsidiaries as the Board of Directors or the Manager deems necessary or appropriate in connection with the performance of the Manager’s services hereunder. This power of attorney is deemed to be coupled with an interest. In performing such services, as an agent of Residential and any of the Subsidiaries, the Manager shall have the right to exercise all powers and authority which are reasonably necessary and customary to perform its obligations under this Agreement.
(d)    The Manager may enter into agreements with other Persons, including its Affiliates and any Manager Related Party, for the purpose of engaging one or more Persons for and on behalf of Residential and/or any of the Subsidiaries, to provide property management, asset management, securitization, financing, leasing, development and/or other services to Residential and each of the Subsidiaries (including, without limitation, portfolio management services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies with assets of similar type, quality and value to the assets of Residential and any of the Subsidiaries; provided, that (I) (i) any agreements entered into with Affiliates of the Manager or any Manager Related Party known to the Manager shall be on terms no more favorable to such Affiliates or such Manager Related Party than would be obtained from a third party on an arm’s-length basis and (ii) (A) any such agreements shall be subject to the prior written approval of the Board of Directors, including a majority of the Independent Directors, and (B) the Manager shall remain liable for the performance of such services, and (iii) with respect to all agreements or other arrangements with any other Persons, including, for the avoidance of doubt, Affiliates of the Manager or any Manager Related Party known to the Manager, the Manager shall use best efforts to comply with the requirements of the Conduct Policies; (II) Residential shall be a party to such agreement(s) and (III) the Manager shall use commercially reasonable efforts to attempt to remove from agreement(s) entered into (including any material amendments to existing agreement(s)) after the Effective Date, or use commercially reasonable efforts to attempt to prevent such agreement(s) from containing, as applicable, any default or loan acceleration provision in the event that the Manager ceases to act as the asset manager and corporate governance service provider for Residential or any Subsidiary pursuant to this Agreement; provided, that, notwithstanding the foregoing, any agreement which includes such default or loan acceleration provision shall require the approval of the Board of Directors, including a majority of the Independent Directors.
(e)    The Manager shall refrain from any action that (i) does not comply in all material respects with the Investment Guidelines, (ii) would adversely affect the qualification of Residential as a REIT under the Code or Residential’s and any of the Subsidiaries’ status as entities exempted or excluded from investment company status under the Investment Company Act, or (iii) would violate any of the Conduct Policies, any law, rule or regulation of any governmental body or agency having jurisdiction over Residential and any of the Subsidiaries or of any exchange on which the securities of Residential or any Subsidiary may be listed or that would otherwise not be permitted by the applicable Governing Instrument.
(f)    The Manager shall keep and preserve for the period required by Residential and any of the Subsidiaries any books and records relevant to the provision of its management and corporate governance services to Residential or any of the Subsidiaries and shall specifically maintain all books and records with respect to Residential’s or any of the Subsidiaries’ portfolio transactions and shall render to Residential such periodic and special reports as the Board of Directors or any of the Subsidiaries may reasonably request. The Manager agrees that all records that it maintains for Residential and the Subsidiaries are the property of Residential and/or each of the Subsidiaries, as the case may be, and will surrender promptly to Residential or such Subsidiary or Subsidiaries, as applicable, any such records upon Residential’s or such Subsidiary’s or Subsidiaries’ request, provided that the Manager may retain a copy of such records.
(g)    The Manager shall prepare, or cause to be prepared, all reports, financial or otherwise, with respect to Residential reasonably required by the Board of Directors in order for it to perform its oversight function and to make decisions as necessary or reasonably appropriate and for Residential to comply with its Governing Instruments and use best efforts to make any required filings with any governmental body or agency, including, without limitation, the SEC, and shall use best efforts to prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials, including an annual audit of Residential’s books of account by a nationally recognized registered independent public accounting firm selected by the Audit Committee of the Board of Directors.
(h)    The Manager shall provide such internal audit, compliance and control services as may be required for Residential or each such Subsidiary or Subsidiaries to comply with applicable law (including the Securities Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of the NYSE or of any exchange on which the securities of Residential or any Subsidiary may be listed or as otherwise reasonably requested by Residential or the Board of Directors from time to time.
(i)    The Manager or the Board of Directors may retain such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Manager or the Board of Directors deem necessary or advisable in connection with the management and operations of Residential and each of the Subsidiaries. Subject to Section 3(d), the Manager shall have the right, subject to the reasonable discretion of the Board of Directors, including a majority of the Independent Directors, to cause any such services to be rendered by any Manager Related Party known to the Manager or the Manager’s Affiliates. Except as otherwise provided herein, Residential and each of the Subsidiaries, as applicable, shall pay or reimburse the Manager, any Manager Related Party or their Affiliates performing such services for the cost thereof; provided, that, in accordance with this Agreement, such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.
(j)    The Manager shall be bound by the Conduct Policies as if the Manager were a director or executive officer of Residential, and take, or cause to be taken, all reasonable actions required to cause its directors, officers, members, managers and employees, and any principals, officers or employees of its Affiliates who are involved in the business and affairs of Residential or any of the Subsidiaries, to be bound by the Conduct Policies to the extent applicable to such Persons.
(k)    The Manager and its Affiliates, without cost or expense to Residential or any Subsidiary, will provide Residential and each of the Subsidiaries with a management team, including a chief executive officer, a chief financial officer and other appropriate support personnel to provide the management services to be provided by the Manager to Residential and each of the Subsidiaries hereunder, who shall devote such of their time to the management of Residential and each of the Subsidiaries as is necessary and appropriate and commensurate with the level of activity of Residential and each of the Subsidiaries from time to time.
(l)    Managers, partners, officers, employees, personnel and agents of the Manager or its Affiliates may serve as directors, officers, employees, personnel, agents, nominees or signatories for Residential and/or any of the Subsidiaries, to the extent permitted herein, by Residential’s or any of the Subsidiaries’ Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to Residential’s Governing Instruments or approval by any of the Subsidiaries in accordance with such Subsidiary’s Governing Instruments.
(m)    During the term of this Agreement, (i) the Manager shall use best efforts to cause Residential to hold all of its assets and investments through the Subsidiaries, (ii) except as otherwise provided in this Agreement, the Manager shall be the exclusive provider of management and corporate governance services to Residential and each of the Subsidiaries, and (iii) except as otherwise provided in this Agreement, Residential and each of the Subsidiaries shall not employ or contract with any other Person to receive the same or substantially similar services as set forth herein without the prior written consent of the Manager. The Manager shall also provide such corporate governance services and public filing services as the Board of Directors shall reasonably request. Notwithstanding the foregoing, for the avoidance of doubt, the Board of Directors from time to time in its absolute discretion shall be permitted to engage third party advisors (other than for asset management services primarily being provided by the Manager) as the Board of Directors deems appropriate, which engagement shall, except as otherwise provided herein, be at Residential’s sole cost. For the avoidance of doubt, the engagement of any third party advisor pursuant to this Section 3(m) shall not affect the Manager’s compensation under this Agreement.
(n)    The Manager shall require each seller or transferor of Real Estate Assets to Residential or any of the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take any such other action as it deems necessary or appropriate with regard to the protection of Real Estate Assets.

(o)    The Board of Directors shall periodically review the Investment Guidelines and Residential’s and each of the Subsidiaries’ portfolio of investments, which review shall occur no less often than annually. If the Board of Directors, including a majority of the Independent Directors, determines at any time that a particular transaction does not comply with the Investment Guidelines, then the Manager shall use commercially reasonable efforts to correct such non-compliance with the Investment Guidelines if such corrective action does not conflict with this Agreement or Residential’s Governing Instruments.
(p)    Notwithstanding anything contained in this Agreement to the contrary, as frequently as the Board of Directors may deem reasonably necessary or advisable, the Manager shall prepare, or cause to be prepared, any reports, documents, certificates or other information related to the operations or business and affairs of Residential and any of the Subsidiaries, as may be reasonably requested in writing by the Board of Directors or any other Person designated or authorized by the Board of Directors, such reports, documents, certificates and other information to be provided promptly by the Manager. Without limiting the generality of the foregoing, (i) within thirty (30) calendar days after the end of each fiscal quarter (and forty-five (45) calendar days after the end of each fiscal year), the Manager shall provide, or cause to be provided, to the Board of Directors and any other Person designated or authorized by the Board of Directors, (a) the preliminary results for such fiscal quarter, including, without limitation, Residential’s and each of the Subsidiaries’ consolidated balance sheets, consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows, (b) Residential’s and each of the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Policies and policies approved by the Board of Directors and (c) relevant market data regarding management and servicing fees and (ii) the Manager shall provide, or cause to be provided, to the Board of Directors and any other Person designated or authorized by the Board of Directors, the Expense Budget in accordance with Section 5(e).
(q)    At the request of the Board of Directors, the Manager shall promptly obtain “errors and omissions” insurance coverage and other insurance coverage, in substance and amounts that are customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of Residential and the Subsidiaries. The Manager shall have Residential and any Subsidiary named as an additional insured party under the Manager’s “errors and omissions” insurance policy.
(r)    Within six (6) months of the Effective Date, which period of time may be extended by the Board of Directors in its reasonable discretion for an additional three (3) months, and at all times thereafter during the term of this Agreement, Residential shall have a dedicated general counsel (the “Dedicated Officer”), whom shall be selected by the Board of Directors. The Dedicated Officer shall be an employee of Residential, and shall report directly to the Board of Directors and owe no duty to the Manager. All costs of the wages, salaries and benefits for the Dedicated Officer shall be borne by the Manager pursuant to Section 5(a), 100% of which shall be subject to reimbursement by Residential.
Section 4.    Devotion of Time; Additional Activities. During the term of this Agreement, the Manager will not contract or engage with any other Person to provide the same or substantially similar services as set forth herein to a business of such Person where such business competes directly or indirectly with Residential or any of the Subsidiaries in any Competitive Activity, without the prior written consent of the Board of Directors, including a majority of the Independent Directors, which may be withheld by the Board of Directors or the majority of the Independent Directors in its or their absolute discretion, respectively; provided, however, that the foregoing provision shall have no further force and effect, and the Manager shall be permitted to engage in a Competitive Activity, including the sponsorship of another Person engaging in such Competitive Activity, at such time as Residential and the Subsidiaries change their strategy and determine and announce that they will materially reduce their deployment of capital into such Competitive Activity and such reduction is intended to be permanent. For the avoidance of doubt, the Manager is expressly authorized to engage in any business activities not prohibited by this Section 4.
Section 5.    Reimbursement of Expenses.
(a)    The Manager shall be solely responsible for all of its own costs and expenses, including office space, security, utilities, computer systems and compensation and related expenses of the Manager’s officers and employees (including the directors, officers and employees of Residential who are also officers or employees of the Manager), including, without limitation, salaries, bonuses and other wages, payroll taxes and the cost of employee benefit plans of such personnel; provided, however, that, except as otherwise provided herein, Residential (or any Subsidiary) shall pay or reimburse the Manager or its Affiliates for the actual costs and expenses, incurred in connection with the performance by the Manager or such Affiliate of any services performed by the Manager or such Affiliate pursuant to this Agreement.
(b)    Except as otherwise provided herein, Residential and each of the Subsidiaries shall pay all of their costs and expenses, and the Partnership (or any other Subsidiary) shall reimburse the Manager or its Affiliates for reasonable actual costs and expenses of the Manager and its Affiliates incurred on behalf of Residential or any of the Subsidiaries, excepting only those expenses that are specifically the responsibility of the Manager pursuant to this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following actual costs and expenses of Residential or any of the Subsidiaries, subject to Section 7, shall be paid, except as otherwise provided herein by the Partnership (or such other Subsidiary), and shall not be paid by the Manager or any of its Affiliates, or if paid by the Manager, shall be reimbursed by Residential or the Subsidiaries, as applicable:
(i)    all reasonable costs and expenses associated with the formation and capital-raising activities of Residential and each of the Subsidiaries, if any, including, without limitation, the costs and expenses of the preparation of Residential’s registration statements, any and all costs and expenses of any equity and/or debt offerings and any filing fees and costs of being a public company, including, without limitation, filings with the SEC, the Financial Industry Regulatory Authority and the NYSE (or any other exchange or over-the-counter market), among other such entities;
(ii)    all reasonable costs and expenses in connection with the acquisition, origination, disposition, development, modification, protection, maintenance, financing, refinancing, hedging, administration and ownership of Residential’s or any of the

Subsidiaries’ investment assets (including costs and expenses incurred for transactions that are not subsequently completed), including, without limitation, costs and expenses incurred in contracting with third Persons, including, subject to Section 3(d), the Manager’s Affiliates and any Manager Related Party, to provide such services, such as legal fees, accounting fees, consulting fees, loan servicing fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, guaranty fees, ad valorem taxes, costs of diligence, foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned or leased by Residential or any of the Subsidiaries;
(iii)    all reasonable legal, audit, accounting, consulting, underwriting, brokerage, listing, filing, custodian, transfer agent, rating agency, registration and other fees and charges, and printing, engraving and all other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of Residential’s or any of the Subsidiaries’ equity securities or debt securities;
(iv)    all reasonable costs and expenses in connection with legal, accounting, due diligence (including due diligence costs for assets that are not subsequently acquired), asset management, securitization, property management, brokerage, leasing and other services that outside professionals or outside consultants perform or otherwise would perform, on Residential’s or any the Subsidiaries’ behalf and that are performed by the Manager or any of its Affiliates, as provided herein;
(v)    all reasonable expenses relating to communications to holders of equity securities or debt securities issued by Residential or any of the Subsidiaries and the other third party services utilized in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies (including, without limitation, the SEC), including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of Residential’s or any of the Subsidiaries’ securities and the cost of any reports to third parties required under any indenture to which Residential or any of the Subsidiaries is a party;
(vi)    all costs and expenses of money borrowed by Residential or any of the Subsidiaries, including, without limitation, principal, interest and the reasonable costs associated with the establishment and maintenance of any credit facilities, warehouse loans, securitizations repurchase agreements and other indebtedness of Residential or any of the Subsidiaries (including commercially reasonable commitment fees, accounting fees, legal fees, closing and other costs and expenses);
(vii)    all taxes and license fees payable by Residential or any of the Subsidiaries, including interest and penalties thereon that are not the result of any action or inaction of the Manager;
(viii)    all reasonable fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents (including real estate underwriters, brokers and special servicers) engaged by Residential or any of the Subsidiaries or by the Manager or any of its Affiliates for the account of Residential or any of the Subsidiaries;
(ix)    all reasonable costs of obtaining liability or other insurance to indemnify the underwriters of any securities of Residential;
(x)    all reasonable costs and expenses relating to the acquisition of, and maintenance and upgrades to, the portfolio accounting systems of Residential or any of the Subsidiaries;
(xi)    all reasonable compensation and fees paid to directors or trustees of Residential or any of the Subsidiaries (excluding those directors, trustees or officers who are also officers or employees of the Manager or any of its Affiliates), all expenses of directors, partners or trustees of Residential or any of the Subsidiaries, the cost of directors’ and officers’ liability insurance and premiums for errors and omissions insurance, and any other insurance deemed necessary or advisable by the Board of Directors for the sole benefit of Residential and its directors and officers; provided, however, the Partnership (or any Subsidiary) shall only be responsible for a proportionate share of errors and omissions insurance, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of Residential or any of the Subsidiaries;
(xii)    all reasonable third-party legal, accounting and auditing fees and expenses and other similar services solely relating to Residential’s or any of the Subsidiaries’ operations (including, without limitation, all quarterly and annual audit or tax fees and expenses);
(xiii)    all reasonable third-party legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against Residential or any of the Subsidiaries, or which Residential or any of the Subsidiaries is authorized or obligated to pay under applicable law or its Governing Instruments or by the Board of Directors;
(xiv)    subject to Section 11, any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against Residential or any of the Subsidiaries, or against any director, trustee or officer of Residential or any of the Subsidiaries in his capacity as such for which Residential or any of the Subsidiaries is required to indemnify such director, trustee or officer by any court or governmental agency, or settlement of pending or threatened proceedings;
(xv)    all reasonable travel and related expenses of directors, trustees, officers and employees of Residential or any of the Subsidiaries and the Manager, incurred in connection with attending meetings of the Board of Directors or holders of securities of Residential or any of the Subsidiaries or performing other business activities that relate to Residential or any of the Subsidiaries, including, without limitation, travel and expenses incurred in connection with the purchase, consideration for purchase, financing, refinancing, sale or other disposition of any investment or potential investment of Residential or any of the Subsidiaries; provided, however, that the Partnership (or any Subsidiary) shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of Residential or any of the Subsidiaries;
(xvi)    subject to Section 8, all reasonable expenses of organizing, modifying or dissolving Residential or any of the Subsidiaries and costs preparatory to entering into a business or activity, or of winding up or disposing of a business activity of Residential or any of the Subsidiaries, if any;
(xvii)    all reasonable expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of holders of the securities of Residential or any of the Subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;
(xviii)    all reasonable costs and expenses related to the design and maintenance of Residential’s website or sites and associated with any computer software, hardware, electronic equipment or purchased information technology services from third-party vendors that are used primarily for Residential or any of the Subsidiaries; provided, however, that the Partnership (or any Subsidiary) shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of Residential or any of the Subsidiaries;
(xix)    all reasonable costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses; provided, however, that the Partnership (or any Subsidiary) shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of Residential or any of the Subsidiaries;
(xx)    all reasonable costs and expenses of maintaining compliance with all U.S. federal, state, local and applicable regulatory body rules and regulations; provided, however, that the Partnership (or any Subsidiary) shall only be responsible for a proportionate share of such costs and expenses, as determined by the Manager in good faith, where such costs and expenses were not incurred solely for the benefit of Residential or any of the Subsidiaries;
(xxi)    all reasonable expenses relating to any office or office facilities, including disaster backup recovery sites and facilities, to the extent maintained for Residential or any of the Subsidiaries separate from the offices of the Manager and separate from any such recovery sites or facilities maintained for the Manager; provided, however, that the Partnership (or any Subsidiary) shall only be responsible for a proportionate share of such costs and expenses, as determined by the Manager in good faith, where such costs and expenses were not incurred solely for the benefit of Residential or any of the Subsidiaries;
(xxii)    all other reasonable expenses of Residential or any of the Subsidiaries relating to the business and investment operations of Residential and the Subsidiaries, including, without limitation, the costs and expenses of acquiring, originating, owning, protecting, maintaining, financing, refinancing, developing, modifying and disposing of investments that are not the responsibility of the Manager under this Agreement; and
(xxiii)    all other reasonable expenses actually incurred by the Manager or its affiliates or their respective managers, officers, trustees, directors, employees, members, representatives or agents, or any Affiliates thereof, that are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement for, and on behalf of, Residential and any of the Subsidiaries.
(c)    Costs and expenses properly incurred by the Manager or any of its Affiliates on behalf of Residential or any of the Subsidiaries shall be reimbursed quarterly to the Manager as follows: The Manager shall prepare a written statement in detail documenting the costs and expenses of Residential and each of the Subsidiaries and those incurred by the Manager on behalf of Residential or any of the Subsidiaries during each fiscal quarter (the “Expense Fee Computation”), which shall be reconciled with the most recent Expense Budget, and shall deliver such written statement to Residential within thirty (30) days after the end of each fiscal quarter.
(d)    Subject to Section 7, the Partnership (or any other Subsidiary) shall pay all amounts properly payable to the Manager pursuant to this Section 5 within twenty (20) Business Days after the date of delivery of such written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Manager shall be subject to further adjustment at the end of each calendar year in connection with the annual audit of Residential and the Subsidiaries. In connection therewith, the Manager shall prepare and deliver to Residential, within thirty (30) days after the conclusion of each such annual audit, a list of adjustments made as a result of, or in preparation for, the audit. The Board of Directors, in its reasonable discretion, shall determine, within thirty (30) days after receipt of such list, whether funds should be refunded by the Manager to Residential or the Subsidiaries or paid by Residential or any Subsidiary to the Manager, or if any accruals for the next fiscal year should be adjusted. The provisions of this Section 5 shall survive the expiration or earlier termination of this Agreement to the extent such expenses previously have been incurred or are incurred in connection with such expiration or termination.
(e)    The Manager, within thirty (30) Business Days after the beginning of each calendar year, shall prepare and deliver to Residential a reasonably detailed budget of Residential’s and each Subsidiary’s anticipated operating expenses and capital expenditures for such calendar year in a form satisfactory the Board of Directors in its reasonable discretion (the “Expense Budget”).
Section 6.    Compensation of the Manager.
(a)    Residential agrees to pay, and the Manager agrees to accept, as compensation for the services provided by the Manager hereunder, the Base Management Fee, the Incentive Fee and the Conversion Fee, as hereinafter set forth and as described by way of example on Exhibit I attached hereto:
(i)    Base Management Fee. The Base Management Fee shall be payable quarterly in arrears, commencing as of the Effective Date. Within thirty-five (35) days after the end of each fiscal quarter, the Manager shall calculate the Base Fee Computation for such quarter and deliver a copy of such calculation to the Board of Directors and, upon such delivery, subject to Section 7, payment of the Base Management Fee shown in such Base Fee Computation shall be due and payable no later than the date which is twenty-five (25) Business Days after the date of delivery to Residential of such computations, unless the Board of Directors disputes the calculation or amount of the Base Fee Computation within the 25-day period, in which event Residential shall pay to the Manager the amount of the Base Management Fee as determined by the Board of Directors, and the balance shall be subject to the procedures set forth in Section 7 below.
(ii)    Conversion Fee. The Conversion Fee shall be payable quarterly in arrears, commencing as of the Effective Date. Within thirty-five (35) days after the end of each fiscal quarter, the Manager shall calculate the Conversion Fee Computation for such quarter and deliver a copy of such calculation to the Board of Directors and, upon such delivery, subject to Section 7, payment of the Conversion Fee shown in such Conversion Fee Computation shall be due and payable no later than the date which is twenty-five (25) Business Days after the date of delivery to Residential of such computations, unless the Board of Directors disputes the calculation or amount of the Conversion Fee Computation within the 25-day period, in which event Residential shall pay to the Manager the amount of the Conversion Fee as determined by the Board of Directors, and the balance shall be subject to the procedures set forth in Section 7 below.
(iii)    Incentive Fee. The Incentive Fee shall be payable quarterly in arrears, commencing as of the Effective Date. Within thirty-five (35) days after the end of the fiscal quarter, the Manager shall calculate the Incentive Fee Computation for such quarter and deliver a copy of such calculation to the Board of Directors and, upon such delivery, subject to Section 7, payment of the Incentive Fee shown in such Incentive Fee Computation shall be due and payable no later than the date which is twenty-five (25) Business Days after the date of delivery to Residential of such calculations, unless the Board of Directors disputes the calculation or amount of the Incentive Fee Computation within the 25-day period, in which event Residential shall pay to the Manager the amount of the Incentive Fee as determined by the Board of Directors, and the balance shall be subject to the procedures set forth in Section 7 below.
(b)     At the absolute discretion of the Board of Directors, up to 25% of the Incentive Fee for each quarter may be payable in shares of Common Stock if the Common Stock is traded at such time on a national securities exchange (provided that in the event a portion of the Incentive Fee is payable in Common Stock, (i) no amounts shall be payable in Common Stock to the extent the ownership of such Common Stock by the Manager would violate the limit on ownership of Common Stock set forth in Residential’s Governing Instruments, after giving effect to any waiver from such limit that the Board of Directors may grant to the Manager in the future, (ii) the issuance of Common Stock to the Manager shall comply with all applicable restrictions under law and stock exchange regulation, (iii) Residential shall use best efforts to cause any such shares of Common Stock to be registered for sale under the Securities Act, and (iv) the Manager may sell or distribute any such Common Stock in the manner that it determines, in its absolute discretion, subject to applicable law and the next succeeding sentence). In the event Residential chooses to pay any portion of the Incentive Fee in the form of Common Stock in accordance with this Section 6(b), the Common Stock shall be subject to a twelve (12) month lock-up from the date of issuance and the value of each share of Common Stock shall be deemed to be the VWAP of the Common Stock for the five Business Days immediately after the record date for the applicable dividend(s) paid with respect to the applicable fiscal quarter.
(c)    Residential shall make any payments due hereunder to the Manager or to the Manager’s designee as the Manager may direct.
(d)    In the event that any of Residential’s financial statements are restated, which restated financial statement or statements indicate that the Incentive Fee paid by Residential was in excess of the amount of Incentive Fee that should have been paid pursuant to the restated financial statement or statements (the aggregate net excess, if any, the “Overpayment”), the Manager shall pay to Residential an amount of cash equal to the Overpayment within ten (10) Business Days after the Parties reach an agreement on the amount of such Overpayment, which agreement must be reached within thirty (30) Business Days of such restatement. Failure by the Manager to pay Residential for any Overpayment pursuant to the immediately preceding sentence shall be grounds for a “Cause Event” pursuant to Section 14, for which no fee, payment or other compensation shall be due the Manager.
Section 7.    Dispute Resolution.
(a)    Notwithstanding anything to the contrary contained herein, following the receipt by Residential or any Subsidiary of an Expense Fee Computation, a Base Fee Computation, a Conversion Fee Computation, an Incentive Fee Computation or a Termination Fee Computation Notice (each, a “Payment Computation”), and prior to the payment or reimbursement of any disputed fees, costs or expenses relating to such Payment Computation, Residential may provide written notice (a “Payment Dispute Notice”) to the Manager disputing the amount set forth in the relevant Payment Computation (a “Payment Dispute”), in which case, the Parties shall negotiate in good faith to reach an agreement on such Payment Dispute. If the Parties are unable to reach agreement on the Payment Dispute within thirty (30) calendar days of the date of delivery of the relevant Payment Dispute Notice or such date as the Parties otherwise agree (the “Negotiation Period”), then such Payment Dispute shall be determined by final and binding arbitration in accordance with this Section 7.
(b)    All Disputes shall be resolved by final and binding arbitration administered by the AAA under its Commercial Arbitration Rules, subject to the following provisions:
(i)    Each of Residential and the Partnership, on the one hand, and the Manager, on the other hand, shall choose one (1) arbitrator, who shall have knowledge and experience with respect to the Real Estate Assets, within ten (10) Business Days after the conclusion of the Negotiation Period and the two chosen arbitrators shall mutually, within ten (10) Business Days after the later selection, select a third (3rd) arbitrator, who shall be a retired judge selected from a roster of arbitrators provided by the AAA (each, an “Arbitrator” and together, the “Arbitrators”). If the third (3rd) Arbitrator is not selected within fifteen (15) Business Days after the conclusion of the Negotiation Period (or such other time period as Residential and the Manager may agree), Residential and the Manager shall promptly request that the commercial panel of the AAA select an independent Arbitrator meeting such criteria.

(ii)    The rules of arbitration shall be the Commercial Arbitration Rules of the AAA; provided, however, that notwithstanding any provisions of the Commercial Arbitration Rules to the contrary, unless otherwise mutually agreed to by Residential and the Manager, the sole discovery available to each party shall be the right (A) to serve a request for the production of documents containing not more than thirty (30) separate requests and (B) to conduct (i) up to three (3) non-expert depositions of no more than seven (7) hours of testimony each and (ii) up to one (1) expert deposition of no more than five (5) hours of testimony.
(iii)    The Arbitrators shall render a decision by majority decision within thirty (30) days after the record closes, unless Residential and the Manager agree to extend such time. The decision shall be final and binding upon Residential and the Manager; provided, however, that such decision shall not restrict either Residential or the Manager from terminating this Agreement pursuant to the terms hereof.
(iv)    Each Party shall pay its own expenses in connection with the resolution of Disputes, including attorneys’ fees.
(v)    Residential and the Subsidiaries and the Manager shall keep confidential the existence, conduct and content of any arbitration pursuant to this Section 7, and neither Residential nor the Manager shall disclose to any Person any information about such arbitration, except in connection with such arbitration or as may be required by law or by any regulatory authority (or any exchange on which such party’s securities are listed) or for financial reporting purposes in such party’s financial statements.
Section 8.    Business Strategy and Investment Objectives, Including Single-Family Rental Assets.
(a)Notwithstanding anything to the contrary contained herein, the Board of Directors shall have absolute authority to determine the business strategy, investment objectives, and manner of implementation for Residential and each of the Subsidiaries. Any change in the business strategy, investment objectives, or manner of implementation must be approved in advance by the Board of Directors, and the Board of Directors shall have the absolute discretion to reject, overrule, or modify any decision made by the Manager or its controlled Affiliates. Without limiting the generality of the foregoing, the Board of Directors shall have the right, at any time, for any reason, in its absolute discretion, to make an Abandonment Decision. Upon the occurrence of an Abandonment Decision and unless the Board of Directors decides, in its absolute discretion, to turn over to a third person the responsibility of selling the Single-Family Rental Assets, the Manager shall liquidate the Single-Family Rental Assets or any other assets and investments that are related or subject to the Abandonment Decision, as applicable, in a prompt and orderly manner intended to achieve the maximum value for such assets and investments. Notwithstanding any provision to the contrary contained in this Agreement, from and after the effective date of an Abandonment Decision, the Manager shall not take any action inconsistent with such Abandonment Decision and this Section 8(a). The Board of Directors, in its absolute discretion, may deny the Manager, any Manager Related Party or any of their Affiliates the right to bid, purchase or otherwise acquire any Single-Family Rental Assets or any other assets and investments that are related or subject to an Abandonment Decision sold by Residential or any of the Subsidiaries in connection with an

Abandonment Decision. Within thirty (30) calendar days after the effective date of the Abandonment Decision, the Manager shall provide the Board of Directors with a written plan for liquidation of the Single-Family Rental Assets or any other assets and investments that are related or subject to the Abandonment Decision, reasonably acceptable to the Board of Directors, and the Manager shall thereafter provide the Board of Directors with periodic updates in writing with regard to the status and implementation of that plan at such intervals as may be requested by the Board of Directors in its reasonable discretion. Failure by the Manager to use reasonable best efforts to comply in all material respects with the written plan for liquidation for effecting an Abandonment Decision shall be grounds for a “Cause Event” pursuant to Section 14, for which no fee, payment or other compensation shall be due the Manager; provided that, in lieu of such termination, the Board of Directors may appoint a third party to effectuate an Abandonment Decision, and in such event the Manager shall bear all costs of such third party.

(b)An Abandonment Decision shall not result in, or otherwise require, payment by Residential or any of the Subsidiaries or their Affiliates to the Manager of any compensation, fee (other than, for the avoidance of doubt, the Base Fee, Incentive Fee and Conversion Fees payable pursuant to this Agreement) or penalty. For the avoidance of doubt, the Manager shall not be entitled to any compensation, fee or penalty as a result of the sale and liquidation of Single-Family Rental Assets or any other assets and investments that are related or subject to an Abandonment Decision sold by Residential or any of the Subsidiaries in connection with an Abandonment Decision (other than, for the avoidance of doubt, the Base Fee, Incentive Fee and Conversion Fees payable pursuant to this Agreement). Except with regard to the sale of Single-Family Rental Assets or other assets as provided in the preceding sentence, for which no compensation of any sort shall be payable to the Manager (other than, for the avoidance of doubt, the Base Fee, Incentive Fee and Conversion Fees payable pursuant to this Agreement), the Manager shall be entitled to the compensation set forth in this Agreement for further services under this Agreement. Notwithstanding any provision to the contrary contained in this Agreement, in respect to an Abandonment Decision relating to the Single-Family Rental Business, from and after the SFH Termination Date, (i) the Base Management Fee Percentage shall be set at 1.5% per annum, (ii) the Incentive Fee Percentage shall be set at 20% and (iii) the Manager shall no longer be entitled to any Conversion Fee pursuant to Section 6(a)(ii); provided, however, that in the event Residential or any Subsidiary re-engages in the Single-Family Rental Business, Residential agrees to pay, and the Manager agrees to accept, as compensation for the services provided by the Manager hereunder, the Base Fee, the Incentive Fee and the Conversion Fee, as set forth in Section 6 and as described by way of example on Exhibit I attached hereto.
(c)Notwithstanding anything to the contrary contained in this Agreement, an Abandonment Decision regarding any particular line of business shall not prohibit Residential or any Subsidiary from re-engaging in such line of business.
Section 9.    Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of Residential or any Subsidiary, and may collect and deposit funds into any such account or accounts, and, subject to the provisions of this Agreement, disburse funds from any such account or accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of Residential or any Subsidiary.
Section 10.    Records; Confidentiality. The Manager shall maintain appropriate books of account, records and files relating to any services performed hereunder, and such books of account, records and files shall be accessible for inspection by representatives of Residential and each of the Subsidiaries during normal business hours upon reasonable advance written notice. The Manager shall keep confidential any and all Confidential Information and shall not use Confidential Information except in furtherance of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to directors, officers, employees, agents, representatives or advisors of the Manager, any Manager Related Party or their Affiliates who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, lenders or other financing sources, commercial counterparties or any similar entity and others in the ordinary course of Residential’s and the Subsidiaries’ business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Manager, Residential and any of the Subsidiaries (including, if required by law, any filings made by the Manager, Residential or any Subsidiary as a result of its status as a public company) or disclosure or presentations to Residential’s investors (subject to compliance with Regulation FD), (iv) to governmental officials having jurisdiction over Residential or any the Subsidiaries, (v) as requested by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party or (vi) otherwise with the consent of the Board of Directors. The Manager shall inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information. Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation of, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however, that with respect to clauses (i) and (ii), it is agreed that, so long as it is not legally prohibited, the Manager will provide the Board of Directors with written notice, within a reasonable period of time of such order, request or demand so that Residential may seek an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose Confidential Information, the Manager may disclose only that portion of such information that is legally required without liability hereunder; provided that the Manager shall exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded to such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager, a Manager Related Party or the Affiliates of the Manager, (B) is released by Residential or any of the Subsidiaries to the public (except to the extent exempt under Regulation FD) or to Persons who are not under similar obligations of confidentiality to Residential and each of the Subsidiaries, or (C) is obtained by the Manager from a third Person which, to the best of the Manager’s knowledge, does not constitute a breach by such third Person of an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 11.    Limitation of Liability of the Manager; Indemnification.
(a)    The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager. The Manager and its Affiliates, and the directors, officers, employees and stockholders of the Manager and its Affiliates, will not be liable to Residential, any Subsidiary or the Board of Directors for any acts or omissions by the Manager or its officers, employees or Affiliates performed in accordance with and pursuant to this Agreement, except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement. Residential shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, its Affiliates, and the directors, officers, employees and stockholders of the Manager and its Affiliates (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Agreement. In addition, the Manager Indemnified Parties will not be liable for trade errors that may result from ordinary negligence, including, without limitation, errors in the investment decision making process or in the trade process.
(b)    Notwithstanding any other provisions of this Agreement or the Original Agreement to the contrary, neither the Manager nor any of its controlled Affiliates shall be entitled to any indemnity or reimbursement of expenses or costs arising out of or relating to the lawsuit titled The Police Retirement System of St. Louis v. William C. Erbey, et al., Case No. 24-C-15-000223, or any claim arising out of the negotiation or execution of this Agreement.
(c)    The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless Residential, and the directors, officers and stockholders of Residential and each Person, if any, controlling Residential (each, a “Residential Indemnified Party”; a Manager Indemnified Party and a Residential Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of a Manager Indemnified Party constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Manager under this Agreement or (ii) any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.
(d)    In case any such Claim is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 11; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights other than pursuant to this Section 11. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section 11(d), also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 11 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 11.
(e)    The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement.
Section 12.    No Joint Venture. Nothing in this Agreement shall be construed to make Residential, the Partnership and the Manager partners or joint venturers or impose any liability as such on any of them.
Section 13.    Term; Termination.
(a)    This Agreement shall be in effect from the Effective Date, unless terminated in accordance with the terms hereof, until April 1, 2030 (the “Initial Term”) and shall be automatically renewed for a five-year term at the expiration of the Initial Term (the “First Renewal Term”) if the Automatic Renewal Condition has been satisfied~~,~~ and shall be automatically renewed for an additional five-year term at the end of the First Renewal Term (the “Second Renewal Term”), if the Automatic Renewal Condition has been satisfied, in each case, unless the Manager elects not to renew this Agreement in accordance with Section 13(c).
(b)    Residential, acting for itself and for the Partnership, shall renew this Agreement at the end of the Initial Term and the First Renewal Term unless the Automatic Renewal Condition has not been satisfied, in which event Residential, acting for itself and for the Partnership, may elect not to renew this Agreement, and this Agreement shall terminate for all purposes at the end of the Initial Term or the First Renewal Term, as applicable. If Residential, acting for itself or the Partnership, elects not to renew this Agreement at the expiration of the Initial Term or the First Renewal Term in accordance with the forgoing sentence, Residential shall deliver to the Manager prior written notice of Residential’s intention not to renew this Agreement based upon the terms set forth in this Section 13(b) not less than one hundred eighty (180) days prior to the expiration of the Initial Term or the First Renewal Term, as applicable. The Manager shall not be entitled to any payment, compensation, fee or penalty as a result of Residential’s decision not to renew this Agreement and allow it to terminate at the end of the Initial Term or First Renewal Term, as applicable.
(c)    No later than one hundred eighty (180) days prior to the end of the Initial Term or the First Renewal Term, as applicable, the Manager may deliver written notice to Residential informing Residential of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective at the end of Initial Term or the First Renewal Term, as applicable. Residential is not required to pay to the Manager any amount, compensation, termination fee or penalty in connection with the Manager terminating this Agreement pursuant to this Section 13(c).
(d)    Notwithstanding any other provisions of this Agreement to the contrary, after the Third Anniversary, upon the approval of the Board of Directors, including the affirmative vote of a majority of the Independent Directors, Residential shall have the right, upon at least one hundred eighty (180) days prior written notice to the Manager (the “Performance Default Event Termination Notice”), to terminate this Agreement upon the occurrence of a Performance Default Event (for clarity, a Performance Default Event (and related termination pursuant to this Section 13(d)) cannot occur prior to the fifth anniversary of the Effective Date), provided that if a Performance Default Event Termination Notice is not delivered within thirteen (13) months of the occurrence of a Performance Default Event, Residential shall be deemed to have waived its right to terminate this Agreement with respect to such Performance Default Event, unless a subsequent Performance Default Event occurs. In the event that this Agreement is terminated in accordance with the provisions of this Section 13(d), Residential shall pay to the Manager, in accordance with this Section 13(d), a termination fee (the “Performance Default Event Termination Fee”) equal to one (1) times the average annual Incentive Fee during the 24 month period immediately preceding the Effective Termination Date, calculated as of the end of the most recently completed fiscal quarter of Residential prior to the Effective Termination Date. Notwithstanding the foregoing, (i) Residential shall have the right terminate this Agreement for a Cause Event even after a Performance Default Event Termination Notice has been provided and prior to the payment of the Performance Default Event Termination Fee and, in such case, no Performance Default Event Termination Fee shall be payable and (ii) the Manager shall have the right to terminate this Agreement pursuant to Section 14(b) even after a Performance Default Event Termination Notice has been provided and prior to the payment of the Performance Default Event Termination Fee and, in such case, the Cause Termination Fee shall be payable. Any obligation of Residential to pay the Performance Default Event Termination Fee or the Cause Termination Fee shall survive any termination of this Agreement.

(e)    Residential, acting for itself or the Partnership, shall have the right, upon thirty (30) days prior written notice, to terminate this Agreement within 13 months of knowledge of the occurrence of any of the following events, with payment of the Performance Default Event Termination Fee, if (each such event, a “Good Reason Event”):
(i)Residential fails to pay any dividends previously authorized in good faith by the Board of Directors and all other duties under applicable law and announced to the public as a result of an action or inaction of the Manager; or
(ii)Residential or any Subsidiary shall have defaulted on any mortgage, line of credit, repurchase agreement or any other financing agreement or arrangement as a result of action or inaction of the Manager and such default (a) causes or results in an acceleration of indebtedness in an amount in excess of $5 million and (b) is not cured within forty-five (45) calendar days.
Section 14.    Termination for Cause.
(a)Residential, acting for itself or the Partnership, shall have the right, upon thirty (30) days prior written notice, to terminate this Agreement within thirteen (13) months of knowledge of the occurrence of a Cause Event, without payment of any Termination Fee, if (each such event, a “Cause Event”):
(i)Residential fails to qualify as a REIT under the Code as a result of an action or inaction of the Manager (unless, pursuant to Residential’s Governing Instruments, the Board of Directors determines that it is no longer in the best interests of Residential to continue to be qualified as a REIT (in which case the failure to qualify as a REIT shall not be a Cause Event));
(ii)the Manager materially breaches any provision of this Agreement and such breach shall continue for a period of thirty (30) days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or sixty (60) days after written notice of such breach if the Manager takes steps to cure such breach within thirty (30) days of the written notice);
(iii)the Manager or any of its controlled Affiliates engages in any act of fraud, misappropriation of funds or embezzlement against Residential or any Subsidiary;
(iv)the Manager is convicted (including a plea of nolo contendere) of a felony;
(v)the Manager or any of its controlled Affiliates shall commit any act of gross negligence in the performance of the Manager’s duties under this Agreement;
(vi)there is a Bankruptcy of the Manager;
(vii)there is a liquidation or dissolution of the Manager;

(viii)there is a material restatement of Residential’s or any Subsidiary’s financial statements that was caused by the action or inaction of the Manager, and which the Board of Directors, including a majority of the Independent Directors, in their reasonable discretion, deems to be materially detrimental to Residential or such Subsidiary;
(ix)the independent public accounting firm for the Manager or Residential or any Subsidiary provides an opinion qualified as to scope of audit or going concern or a reference of similar import or fails to state that said financial statements fairly present the financial condition and results of operations of the Manager or Residential or any Subsidiary as of the end of and for any quarterly financial period in accordance with GAAP, where such event was caused by action or inaction of the Manager and (A) which the Board of Directors, including a majority of the Independent Directors, in their reasonable discretion, deems to be materially detrimental to Residential or any of the Subsidiary, and (B) to the extent caused by an employee of the Manager, (I) such employee is not promptly terminated by the Manager and (II) following the termination of such employee, a clean opinion or an unqualified opinion is not promptly issued by an independent public accounting firm;
(x)any material Vendor engages in any act of fraud, misappropriation of funds or embezzlement against Residential or any Subsidiary or materially breaches its agreement with Residential or any Subsidiary, which breach is materially detrimental to Residential or such Subsidiary, and, in each case, the Manager fails to exercise any termination right available to Residential or such Subsidiary to terminate such Vendor (after becoming aware of such fraud, misappropriation, embezzlement or material breach) under the applicable agreement between the Vendor and Residential or such Subsidiary and promptly secure a replacement Vendor or provide a reasonably acceptable plan to replace such Vendor.
(b)The Manager may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to Residential (the “Cause Termination Notice”) in the event that Residential shall default in the performance or observance of any material term or condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period (or sixty (60) days after written notice of such breach if Residential takes steps to cure such breach within thirty (30) days of the written notice). Notwithstanding the foregoing, Residential’s invocation of any of its or the Subsidiaries’ rights under this Agreement shall not be a cause for the Manager to terminate this Agreement. Residential is required to pay to the Manager a termination fee (the “Cause Termination Fee”) equal to three (3) times the average annual Incentive Fee during the 24 month period immediately preceding the Effective Termination Date, calculated as of the end of the most recently completed fiscal quarter of Residential prior to the Effective Termination Date if the termination of this Agreement is made pursuant to this Section 14(b).
(c)The Manager or Residential may terminate this Agreement in the event Residential becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event. For the avoidance of doubt, the Manager shall not be entitled to any compensation, fee or penalty as a result of termination of this Agreement pursuant to this Section 14(c). Notwithstanding the foregoing, in the event that the Board of Directors, including a majority of the directors who are not Affiliates of the Manager, makes an affirmative determination to be regulated as an investment company under the Investment Company Act, this Agreement shall automatically terminate and the Manager shall be entitled to the Cause Termination Fee.
Section 15.    Action Upon Termination.
(a)    The Manager shall calculate the applicable Termination Fee within twenty-five (25) days after receipt of the Cause Termination Notice (by Residential), the Change of Control Termination Notice or the Performance Default Event Termination Notice, as applicable, with respect to which such Termination Fee is payable (the “Termination Fee Computation Notice”) and deliver the Termination Fee Computation Notice to the Board of Directors. The Termination Fee Computation Notice, including the calculations contained therein, shall be subject to the review and approval of the Board of Directors, including a majority of the Independent Directors. Upon such delivery, subject to Section 7, payment of such Termination Fee shall be due and payable no later than the date which is twenty (20) Business Days after the Effective Termination Date, unless the Board of Directors disputes the calculation or amount of the Termination Fee Computation within the 20-day period, in which event Residential shall pay to the Manager the amount of the Termination Fee as determined by the Board of Directors, and the balance shall be subject to the procedures set forth in Section 7.
(b)    From and after the Effective Termination Date, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the Effective Termination Date (including, without limitation, any accrued but unpaid Base Management Fee, Conversion Fee, Incentive Fee and unreimbursed reimbursable expenses) and, if the Manager is so entitled in accordance with the terms of this Agreement, the applicable Termination Fee.  Upon any such termination, the Manager shall forthwith:
(i)    after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to Residential or any Subsidiary all money collected and held for the account of Residential or a Subsidiary pursuant to this Agreement;
(ii)    deliver to the Board of Directors a full accounting, including a statement showing all payments collected by the Manager and a statement of all money held by the Manager, covering the period following the date of the last accounting furnished to the Board of Directors with respect to Residential and any Subsidiary;
(iii)    deliver to the Board of Directors all property and documents of Residential and any Subsidiary then in the custody of the Manager, without retaining any copies thereof; and
(iv)    cooperate with Residential and any Subsidiary in executing an orderly transition of the management of Residential’s and each of the Subsidiaries’ assets to a new manager and otherwise in accordance with the direction of Residential.

Section 16.    Change of Control. Notwithstanding any other provisions of this Agreement to the contrary, in the event of a Residential Change of Control, either Residential or the Manager shall have the right, subject to Residential’s and the Partnership’s right to assign this Agreement in accordance with Section 17(b), upon sixty (60) days prior written notice to the other (the “Change of Control Termination Notice”), to terminate this Agreement. If the Manager or Residential so elects to terminate this Agreement pursuant to this Section 16, the Effective Termination Date shall be the date specified in the Change of Control Termination Notice, but in any event no later than thirty (30) days after the Residential Change of Control. In the event that this Agreement is terminated in accordance with the provisions of this Section 16, Residential shall pay to the Manager, in accordance with this Section 16, a termination fee (the “Change of Control Termination Fee” and, together with the Performance Default Termination Fee and the Cause Termination Fee, the “Termination Fee”) equal to the lower of (i) the lowest applicable Termination Fee at the time of the Residential Change of Control, if any Termination Fee is payable (for clarity, if on the Effective Termination Date, Residential has delivered a Performance Default Event Termination Notice and is not at such time entitled to terminate this Agreement pursuant to Section 14 and the Agreement shall not automatically terminate pursuant to Section 17(a), then the “lowest applicable Termination Fee” shall be the Performance Default Event Termination Fee), or (ii) zero dollars in the event this Agreement is terminated for a Cause Event at or prior to the Residential Change of Control. Any obligation of Residential to pay the Change of Control Termination Fee shall survive any termination of this Agreement.
Section 17.    Assignments.
(a)    Assignments by the Manager. This Agreement shall terminate automatically without payment of any Termination Fee in the event of a Change of Control of the Manager, unless such Change of Control is consented to in writing by Residential and the Partnership with the consent of the Board of Directors, including a majority of the Independent Directors. Any assignment consented to by Residential and the Partnership or any other assignment permitted in this Section 17(a) shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to Residential and the Partnership for all acts or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to Residential and the Partnership a counterpart of this Agreement naming such assignee as the Manager. Notwithstanding the foregoing, the Manager may, without the approval of the Board of Directors, including a majority of the Independent Directors, (i) delegate to one or more of its Affiliates, including subadvisors where applicable, the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance or (ii) assign this Agreement to a subsidiary of the Manager if such assignment does not adversely affect Residential or any Subsidiary. Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.
(b)    Assignments by Residential or the Partnership. This Agreement shall not be assigned by Residential or the Partnership without the prior written consent of the Manager, except in the case of an assignment by Residential to another REIT or other organization which is a successor by Change of Control to Residential, in which case (i) such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as Residential and the Partnership are bound under this Agreement, (ii) notwithstanding anything in Section 2(a) to the contrary, a “Performance Default Event” shall be deemed to mean the failure of Residential to achieve a 7.0% per annum or greater PDE Return on Invested Capital for each year in any two consecutive fiscal years after the first anniversary of the date of the permitted assignment (if such date is after the Third Anniversary) and (iii) notwithstanding anything in Section 13(d) to the contrary, a Performance Default Event shall not occur prior to the third anniversary of the date of the permitted assignment (if such date is after the fifth anniversary of the Effective Date). For the avoidance of doubt, (i) the remaining term of this Agreement shall not exceed the Initial Term, the First Renewal Term or the Second Renewal Term, as applicable (by way of example, if a Change of Control occurs in the fifteenth (15) year of the Initial Term and the Return on Invested Capital in the prior fourteen (14) years has not equaled or exceeded 7.0% per annum, this Agreement will not renew and terminate at the end of the fifteenth (15) year of the Initial Term despite a Change of Control, unless Residential, acting for itself and the Partnership in its absolute discretion, elects to not to terminate this Agreement) and (ii) a Residential Change of Control shall not affect any right of Residential existing prior to such Residential Change of Control to terminate this Agreement pursuant to a Good Reason Event, Performance Default Event or Cause Event in accordance with the terms of this Agreement.
Section 18.    Release of Money or Other Property upon Written Request. The Manager agrees that any money or other property of Residential or any Subsidiary held by the Manager shall be held by the Manager as custodian for Residential or such Subsidiary, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by Residential or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of Residential requesting the Manager to release to Residential any money or other property then held by the Manager for the account of Residential or any Subsidiary under this Agreement, the Manager shall release such money or other property to Residential or any Subsidiary designated by Residential within a reasonable period of time, but in no event later than thirty (30) calendar days following such request. Upon delivery of such money or other property to Residential or the appropriate Subsidiary, the Manager shall not be liable to Residential, any Subsidiary, the Board of Directors, or the stockholders of Residential or the interest holders of any Subsidiary for any acts or omissions by Residential or any Subsidiary in connection with the money or other property released in accordance with this Section 18.  Residential and the Partnership shall indemnify the Manager and its Affiliates and their respective directors, trustees, officers, managers, employees and members of the Manager against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property in accordance with the terms of this Section 18.   Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.
Section 19.    General. Whenever in this Agreement the Board of Directors or the Subsidiaries are permitted or required to make a decision in its or their “absolute discretion” or under a grant of similar authority or latitude, the Board of Directors or the Subsidiaries shall be entitled to consider only such interests, factors and information as it or they deem appropriate.

Section 20.    Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.
Section 21.    Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein.
Section 22.    Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
Section 23.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
Section 24.    Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.
Section 25.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
Section 26.    Amendments. This Agreement may be amended by mutual consent of the Parties.
Section 27.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

ALTISOURCE RESIDENTIAL CORPORATION

By: /s/ David B. Reiner
Name: David B. Reiner
Title: Chairman of the Board

ALTISOURCE RESIDENTIAL, L.P.

By: Altisource Residential GP, LLC, its general partner
By: Altisource Residential Corporation, its sole member

By: /s/ Robin N. Lowe
Name: Robin N. Lowe
Title: Chief Financial Officer

ALTISOURCE ASSET MANAGEMENT CORPORATION

By: /s/ George Ellison
Name: George Ellison
Title: Chief Executive Officer

[SIGNATURE PAGE TO ASSET MANAGEMENT AGREEMENT]

EXHIBIT I
EXAMPLE OF FEE CALCULATIONS

Hypothetical Example of Cash Distributions and Incentive Fees

	Q1	Q2	Q3	Q4	Q5	Q6	Q7	Q8
GAAP Net Income	$25,000,000	$22,500,000	$20,000,000	$22,500,000	$15,000,000	$25,000,000	$27,500,000	$32,500,000
Plus: Depreciation	750,000	1,250,000	1,500,000	1,750,000	5,000,000	3,000,000	1,750,000	—
Less: Recurring Capital Expenditures	(300,000)	(600,000)	(750,000)	(1,050,000)	(1,350,000)	(750,000)	(450,000)	—
Plus: Incentive Fee	890,000	760,000	—	568,161	—	—	—	957,957
Adjusted Funds From Operations before the Incentive	26,340,000	23,910,000	20,750,000	23,768,161	18,650,000	27,250,000	28,800,000	33,457,957
Less: Incentive Fee	(890,000)	(760,000)	—	(568,161)	—	—	—	(957,957)
Adjusted Funds From Operations	$25,450,000	$23,150,000	$20,750,000	$23,200,000	$18,650,000	$27,250,000	$28,800,000	$32,500,000

Dividend and Incentive Fee Distribution ("DIF Distribution") (1)	$25,450,000	$25,000,000	$20,000,000	$25,000,000	$20,000,000	$25,000,000	$27,500,000	$32,500,000
Less: Return of Capital Distribution	—	(200,000)	—	(481,839)	(1,350,000)	—	—	—
Less: Investor Return Hurdle Amount	(21,000,000)	(21,000,000)	(20,996,500)	(20,996,500)	(24,735,937)	(24,708,093)	(24,708,093)	(24,708,093)
DIF Remainder	4,450,000	3,800,000	(996,500)	3,521,661	(6,085,937)	291,907	2,791,907	7,791,907
Less: Cumulative Deficit DIF Remainder	—	—	—	(996,500)	—	(291,907)	(2,791,907)	(3,002,124)
Adjusted DIF Remainder	4,450,000	3,800,000	(996,500)	2,525,161	(6,085,937)	—	—	4,789,783
Incentive Fee Percentage	20%	20%	23%	23%	25%	23%	20%	20%
Incentive Fee	$890,000	$760,000	$—	$568,161	$—	$—	$—	$957,957

Cumulative Deficit DIF Remainder at Beginning of Quarter	$—	$—	$—	$996,500	$—	$6,085,937	$5,794,030	$3,002,124
Deficit DIF Remainder Used During Quarter				(996,500)	—	(291,907)	(2,791,907)	(3,002,124)
Deficit DIF Remainder For Quarter	—	—	996,500	—	6,085,937	—	—	—
Cumulative Deficit DIF Remainder at End of Quarter	$—	$—	$996,500	$—	$6,085,937	$5,794,030	$3,002,124	$—

Starting Invested Capital	$1,200,000,000	$1,200,000,000	$1,199,800,000	$1,199,800,000	$1,199,318,161	$1,197,968,161	$1,197,968,161	$1,197,968,161
Gross Proceeds	—	—	—	—	—	—	—	—
Return of Capital Distribution	—	(200,000)	—	(481,839)	(1,350,000)	—	—	—
Ending Invested Capital	1,200,000,000	1,199,800,000	1,199,800,000	1,199,318,161	1,197,968,161	1,197,968,161	1,197,968,161	1,197,968,161
Hurdle Rate	7.00%	7.00%	7.00%	7.00%	8.25%	8.25%	8.25%	8.25%
Investor Return Hurdle (on Starting Invested Capital)- $'s	84,000,000	84,000,000	83,986,000	83,986,000	98,943,748	98,832,373	98,832,373	98,832,373
Quarterly Factor	4	4	4	4	4	4	4	4
Investor Return Hurdle Amount	$(21,000,000)	$(21,000,000)	$(20,996,500)	$(20,996,500)	$(24,735,937)	$(24,708,093)	$(24,708,093)	$(24,708,093)

Single Family Homes Rented at the Beginning of the Quarter	1,000	2,000	2,500	3,500	4,500	2,500	1,500	—

Total Distribution to Common Shareholders	$24,560,000	$24,240,000	$20,000,000	$24,431,839	$20,000,000	$25,000,000	$27,500,000	$31,542,043
Less: Return of Capital	—	(200,000)	—	(481,839)	(1,350,000)	—	—	—
Total Distribution to Common Shareholders Excluding Return of Capital	$24,560,000	$24,040,000	$20,000,000	$23,950,000	$18,650,000	$25,000,000	$27,500,000	$31,542,043

Hypothetical Example of Cash Distributions and Incentive Fees (continued)
	Q1	Q2	Q3	Q4	Q5	Q6	Q7	Q8
Return on Invested Capital (The 2/7 Test)				7.71%				8.57%

Total Distribution to Common Shareholders (Excluding Return of Capital)	$24,560,000	$24,040,000	$20,000,000	$23,950,000	$18,650,000	$25,000,000	$27,500,000	$31,542,043
Plus: Return of Capital	—	200,000	—	481,839	1,350,000	—	—	—
Plus: Incentive Fee	890,000	760,000	—	568,161	—	—	—	957,957
Total Distribution	$25,450,000	$25,000,000	$20,000,000	$25,000,000	$20,000,000	$25,000,000	$27,500,000	$32,500,000
Total DIF	$25,450,000	$25,000,000	$20,000,000	$25,000,000	$20,000,000	$25,000,000	$27,500,000	$32,500,000
Difference	$—	$—	$—	$—	$—	$—	$—	$—

Cumulative DIF Distribution	$25,450,000	$50,450,000	$70,450,000	$95,450,000	$115,450,000	$140,450,000	$167,950,000	$200,450,000
Cumulative AFFO Before Incentive Fee	$26,340,000	$50,250,000	$71,000,000	$94,768,161	$113,418,161	$140,668,161	$169,468,161	$202,926,118

Cumulative Return of Capital Distribution (Only if Positive)	$—	$200,000	$—	$681,839	$2,031,839	$—	$—	$—
Return of Capital Distribution	$—	$200,000	$—	$481,839	$1,350,000	$—	$—	$—
_____________
Note: Invested Capital and the Hurdle on Invested Capital Will be Based Upon the Average Invested Capital For Each Period and the Applicable Hurdle Rate Which Will be Reset on January 1st of Each Year. The Incentive Fee Percentage Will be Based Upon the Number of Single-Family Rental Assets Actually Rented

(1)	The difference between the DIF Distribution and AFFO before the Incentive Fee is the change in reserves.